Hills Bancorporation
Unaudited Financial Report
March 31, 2014

Banking Locations
Hills Bank and Trust Company

Hills Office
- 131 Main Street
  319-679-2291

Coralville Office
- 1009 2nd Street
  319-351-8000

Iowa City Offices
- 201 S. Clinton Street
  319-351-3337
- 1401 S. Gilbert Street
  319-338-1277
- 2621 Muscatine Avenue
  319-338-3381
- University of Iowa Hospitals and Clinics
  200 Hawkins Drive
  319-358-8442
- Iowa Memorial Union
  University of Iowa
  1 N Madison Street
  319-338-4468

North Liberty Offices
- 25 Highway 965 N
  319-626-2381
- 590 West Forevergreen Rd
  319-626-2199

Cedar Rapids Offices
- 3905 Blairs Ferry Road NE
  319-294-2444
- 240 3rd Avenue SE
  319-247-5721
- 3610 Williams Blvd. SW
  319-654-9595

Lisbon Office
- 103 W. Main Street
  319-455-2951

Marion Office
- 800 11th Street
  319-377-6066

Mount Vernon Office
- 720 First Avenue SE
  319-895-4018

Kalona Office
- 120 5th Street
  319-656-2281

Wellman Office
- 229 8th Avenue
  319-646-4000

Board of Directors

- Michael S. Donovan
- Thomas J. Gill, D.D.S.
- Michael E. Hodge
- Emily A. Hughes
- James A. Nowak
- Theodore H. Pacha
- John W. Phelan
- Ann Marie Rhodes
- Dwight O. Seegmiller
- Thomas R. Wiele
- Sheldon E. Yoder, D.V.M.

Stock Transfer and Dividend Disbursing Agent

Computershare Trust Company, N.A.
PO Box 30170
College Station, TX 77842-3170
Toll free within US and Canada +1-800-884-4225
Telephone from outside US and Canada +1-781-575-4706
www.computershare.com/investor

April 21, 2014

To Our Shareholders:

Enclosed are Hills Bancorporation's unaudited consolidated balance sheet as of March 31, 2014 (with comparison to December 31, 2013) and unaudited statements of income for the three month periods ended March 31, 2014 and 2013.

Balance Sheet Overview

Highlights noted on the balance sheet as of March 31, 2014 for the Company included the following:

- Total assets were $2.235 billion, an increase of $67.58 million since December 31, 2013.
- Net loans were $1.827 billion, an increase of $20.66 million since December 31, 2013.
- Total deposits were $1.774 billion, an increase of $64.33 million since December 31, 2013.
- Stockholders' equity was $243.84 million, a slight increase of $0.05 million since December 31, 2013.

The Company achieved a return on average assets of 1.22% and a return on average equity of 11.30% for the twelve months ended March 31, 2014. Comparable returns for the twelve months ended March 31, 2013 were 1.25% and 11.81%, respectively. Dividends of $1.15 per share were paid in January 2014 to 2,204 shareholders. The 2013 dividend was $1.10 per share.

Income Statement Overview

Net income decreased $70,000 for the three months ended March 31, 2014 compared to the three months ended March 31, 2013. Total net income was $6.74 million for the first quarter of 2014 and $6.81 million in the comparable period in 2013, a decrease of 1.03%. The change in net income in 2014 as compared to 2013 was primarily the result of the following:

- The provision for loan losses increased by $216,000.
- Other income decreased by $667,000.
- Other expenses increased by $225,000.

Offsetting these factors were an increase in net interest income of $441,000 and a decrease in income tax expense of $601,000. For the three months ended March 31, 2014, basic and diluted earnings per share were both $1.43. For the three months ended March 31, 2013, basic and diluted earnings per share were $1.44.

The Company's net income continues to be driven primarily by four important factors. The first important factor is the interaction between changes in net interest margin and changes in average earning assets. Net interest income of $17.02 million for first three months of 2014 was derived from the Company's $2.066 billion of average earning assets during that period and its tax-equivalent net interest margin of 3.47%. Average earning assets in the three months ended March 31, 2013 were $1.967 billion and the tax-equivalent net interest margin was 3.59%. The Company expects continued net interest compression to impact earnings for the foreseeable future. The Company believes growth in net interest income will be contingent on the growth of the Company's earning assets.

The second significant factor affecting the Company's net income is the provision for loan losses. The majority of the Company's interest-earning assets are in loans outstanding, which amounted to more than $1.827 billion at March 31, 2014. The provision is computed on a quarterly basis and is a result of management's determination of the quality of the loan portfolio. The provision reflects a number of factors, including the size of the loan portfolio, the overall composition of the loan portfolio and loan concentrations, the borrowers' ability to repay, past loss experience, loan collateral values, the level of impaired loans and loans past due ninety days or more. In addition, management considers the credit quality of the loans based on management's review of problem and watch loans, including loans with historically higher credit risk. The provision for loan losses was an expense of $45,000 for the three months ended March 31, 2014 compared to a reduction of expense of $171,000 for the first three months of 2013. The Company believes that the provision for loan losses will increase for the foreseeable future resulting from projected increases in the size of the Company's loan portfolio as well as stabilization of credit quality.

The amount of loans sold on the secondary market and the resulting gain or loss is the third significant factor that can cause fluctuations in net income. For the three months ended March 31, 2014 and 2013, the net gain on sale of loans was $111,000 and $741,000 respectively. The change represents an 85.02% decrease in the income on the sale of secondary market loans. The volume of loans originated for sale in the first three months of 2014 was $16.52 million compared to $59.08 million in 2013. A substantial portion of the decreased net gain on sale of loans resulted from a residential mortgage loan market where interest rates began to increase, resulting in a decline in the origination of loans generated for sale into the secondary market. The Company believes residential mortgage interest rates will continue to rise for the foreseeable future resulting in decreased net gain on sale of loan income.

The fourth significant factor affecting the Company's net income is income tax expense. Federal and state income tax expense was $2.39 million for the first three months of 2014 compared to $2.99 million for the first three months of 2013. Income taxes as a percentage of income before taxes were 26.16% in 2014 and 30.51% in 2013.

Connect with Hills Bank

Hills Bank was founded on the principle that banks should care about the communities and customers they serve and provide ways to help them prosper. With this in mind, we would like to introduce some new and exciting ways to engage with you, our valued shareholders!

We've developed a blog, Hills Helps found at www.hillshelps.com, as another way to share community news, spotlight our people and services, and provide financial advice. We want the focus to be you, so we encourage you to like our pages and share our content from the social networks below.

HillsHelps.com

We look forward to providing these new ways to connect with you online and encourage you to share your thoughts and insights on our social sites so we can gain a better understanding of what's important to you.

Ways You Can Help Increase the Value of Your Investment in Hills Bancorporation

- Do all of your personal banking at Hills Bank. Also, encourage your family, friends and neighbors to bank at Hills Bank.
- Bring your company's banking business to Hills Bank.
- Encourage your clubs, churches and other organizations to which you belong to bank with Hills Bank.
- Actively watch for opportunities for Hills Bank to gain new business. For example, do you know someone moving to the area?

Thank you for your continued support and investment in Hills Bancorporation.

Sincerely,

Dwight O. Seegmiller
President and CEO

Forward Looking Statements

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or correct forward-looking statements, whether as a result of new information, future events or otherwise.

HILLS BANCORPORATION

CONSOLIDATED BALANCE SHEETS – (Unaudited)

March 31, 2014 and December 31, 2013

(Amounts In Thousands, Except Shares)

ASSETS	March 31, 2014	December 31, 2013
Cash and cash equivalents	$ 89,077	$ 43,702
Investment securities available for sale at fair value (amortized cost March 31, 2014 $237,085; December 31, 2013 $236,702)	238,977	238,510
Stock of Federal Home Loan Bank	7,654	7,579
Loans held for sale	1,870	4,927
Loans, net of allowance for loan losses (March 31, 2014 $25,860; December 31, 2013 $25,550)	1,824,959	1,801,247
Property and equipment, net	29,345	29,836
Tax credit real estate	17,971	18,180
Accrued interest receivable	8,751	7,676
Deferred income taxes, net	9,307	8,605
Other real estate	923	541
Goodwill	2,500	2,500
Other assets	4,038	4,492
Total assets	$ 2,235,372	$ 2,167,795
LIABILITIES AND STOCKHOLDERS' EQUITY		
LIABILITIES		
Noninterest-bearing deposits	$ 245,025	$ 256,788
Interest-bearing deposits	1,529,178	1,453,089
Total deposits	$ 1,774,203	$ 1,709,877
Short-term borrowings	40,577	42,016
Federal Home Loan Bank borrowings	125,000	125,000
Accrued interest payable	1,036	1,102
Other liabilities	20,747	16,437
Total liabilities	$ 1,961,563	$ 1,894,432
REDEEMABLE COMMON STOCK HELD BY EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)	$ 29,969	$ 29,574
STOCKHOLDERS' EQUITY		
Common stock, no par value; authorized 10,000,000 shares; issued March 31, 2014 5,078,330 shares; December 31, 2013 5,074,894 shares	$ -	$ -
Paid in capital	42,448	42,194
Retained earnings	251,693	250,370
Accumulated other comprehensive income	977	1,591
Unearned ESOP Shares	(1,008)	(1,008)
Treasury stock at cost (March 31, 2014 345,124 shares; December 31, 2013 347,269 shares)	(20,301)	(19,784)
Total stockholders' equity	$ 273,809	$ 273,363
Less maximum cash obligation related to ESOP shares	29,969	29,574
Total stockholder's equity less maximum cash obligation related to ESOP shares	$ 243,840	$ 243,789
Total liabilities & stockholders' equity	$ 2,235,372	$ 2,167,795

CONSOLIDATED STATEMENTS OF INCOME – (Unaudited)

Three Months Ended March 31, 2014 and 2013

(Amounts In Thousands, Except Per Share Amounts)

	Three Months Ended March 31, 2014	2013
Interest income:		
Loans, including fees	$ 19,749	$ 19,720
Investment securities:		
Taxable	270	350
Nontaxable	836	843
Federal funds sold	10	21
Total interest income	$ 20,865	$ 20,934
Interest expense:		
Deposits	$ 2,469	$ 2,965
Short-term borrowings	3	17
FHLB borrowings	1,378	1,378
Total interest expense	$ 3,850	$ 4,360
Net interest income	$ 17,015	$ 16,574
Provision for loan losses	45	(171)
Net interest income after provision for loan losses	$ 16,970	$ 16,745
Noninterest income:		
Net gain on sale of loans	$ 111	$ 741
Trust fees	1,460	1,260
Service charges and fees	1,837	2,114
Rental revenue on tax credit real estate	357	319
Net gain on sale of other real estate owned and other repossessed assets	72	40
Other noninterest income	584	614
	$ 4,421	$ 5,088
Noninterest expenses:		
Salaries and employee benefits	$ 6,257	$ 5,963
Occupancy	1,009	942
Furniture and equipment	1,231	1,281
Office supplies and postage	382	380
Advertising and business development	628	620
Outside services	1,535	1,802
Rental expenses on tax credit real estate	530	344
FDIC insurance assessment	270	261
Other noninterest expense	416	440
	$ 12,258	$ 12,033
Income before income taxes	$ 9,133	$ 9,800
Income taxes	2,389	2,990
Net income	$ 6,744	$ 6,810
Earnings per share:		
Basic	$ 1.43	$ 1.44
Diluted	1.43	1.44